Exhibit 23.1

The accompanying financial statements give effect to (1) a 1-for-7.25 reverse stock split of the outstanding common stock of ViewRay Incorporated that will be effected prior to the effectiveness of the registration statement of which this prospectus is a part and (2) the Amended and Restated Certificate of Incorporation, that will be effected prior to the effectiveness of the registration statement of which this prospectus is a part. The consent below is in the form which will be signed by Deloitte & Touche LLP upon consummation of the 1-for-7.25 reverse stock split, which is described in Note 18 of the Notes to the Financial Statements, and assuming that from February 20, 2015 to the dates of such completion, no other events shall have occurred, other than those described in Note 18 of the Notes to the Financial Statements, that would affect the accompanying financial statements and notes thereto.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

March 23, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated February 20, 2015, (March     , 2015 as to the effects of the reverse stock split described in Note 18), relating to the financial statements of ViewRay Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph relating to ViewRay Incorporated’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Cleveland, Ohio